CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 29, 2011, relating to the financial statements and financial highlights, which appear in the October 31, 2011 Annual Report to Shareholders of First Eagle Global Fund, First Eagle Overseas Fund, First Eagle U.S. Value Fund, First Eagle Gold Fund and First Eagle Fund of America and our report dated May 29, 2012, relating to the financial statements and financial highlights, which appear in the March 31, 2012 Annual Report to Shareholders of First Eagle High Yield Fund, both of which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

July 23, 2012